Exhibit 10.9

113 Hartwell Ave
Lexington, MA 02421
tel: 617.301.9400
fax: 617.301.9401
www.quanterix.com

August 7, 2013

Paul M. Meister

Re:                             Position on the Board of Directors of Quanterix Corporation

Dear Paul:

We are pleased to inform you that you have been appointed as a member of the Board of Directors (the “Board”) of Quanterix Corporation (“Quanterix”).  This is an exciting time for Quanterix, and we believe that your skills and experience can greatly assist in moving Quanterix forward.  We would like to provide you with further information regarding your service and compensation as a member of the Board.

1.                                      Appointment.  Subject to terms set forth herein, Quanterix has appointed you to serve as a member of the Board (as such a member, a “Director”) as of August 7, 2013 (the “Effective Date”).  You will serve as a Director of the Board from the Effective Date until you voluntarily resign, are removed from the Board or are not reelected or reappointed.  Your rights, duties and obligations as a Director shall be governed by applicable provisions of law and Quanterix’s Fourth Amended and Restated Certificate of Incorporation and By-Laws, each as amended from time to time (collectively, the “Governing Documents”).

2.                                      Stock Option Grants.  In consideration of your services to Quanterix as a Director, you have been granted a non-statutory stock option to purchase an aggregate of 75,000 shares of Quanterix’s common stock (the “Option”) under Quanterix’s 2007 Stock Option and Grant Plan, as amended from time to time (the “Plan”) at an exercise price equal to the fair market value as determined by the Board on the date of grant.  The current share price is $.90.  The Option shall vest over four (4) years for so long as you are providing services to Quanterix as a Director or otherwise as an employee or consultant to Quanterix, with 25% vesting on the first day of the first calendar month commencing after the first anniversary of the Effective Date and the remaining 75% vesting in thirty-six (36) equal monthly installments thereafter.

Notwithstanding anything herein to the contrary, 100% of the shares underlying the Option shall vest and become immediately exercisable upon, and subject to, the consummation of a Sale Event (as defined in the Plan).  In addition, the Option shall be subject to a right of repurchase by Quanterix and other provisions set forth in Quanterix’s Plan and corresponding stock option agreement.

3.                                      Reimbursement for Board Duties.  While you continue to serve as a non-employee Director, Quanterix will pay you $25,000 per year, payable in quarterly installments (pro-rated to $12,500 for 2013).  In addition, you will also be reimbursed for your reasonable out-of-pocket expenses in attending Board and committee meetings.  You will be responsible for all applicable withholding taxes for all compensation paid to you.

4.                                      Proprietary Information.  In your role as a Director of Quanterix, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Additionally, you will receive confidential and proprietary information belonging to Quanterix, which you will have a duty of care and a duty of loyalty to protect.

5.                                      Nature of Relationship.  Your relationship with Quanterix will be as a member of the Board and will not involve an employment or consulting relationship.  In your role as a Director you will be asked to attend, either in person or by telephone: (i) at least six (6) regularly scheduled formal Board meetings a year and such other interim Board meetings or calls as may be appropriate and (ii) any regularly scheduled and special meetings of one (1) committee of the Board, which will be determined by Quanterix as soon as reasonably practicable following the Effective Date.  Exhibit A to this Agreement sets forth the regularly scheduled formal Board meetings that are remaining for the calendar year of 2013 and are proposed for the calendar year of 2014.  As a member of the Board, you will be expected to learn Quanterix’s business model and strategy, and use this knowledge as the basis for providing critique and guidance at Board and committee meetings.

6.                                      Indemnification.  You will receive indemnification as a Director to the maximum extent extended to directors and certain executives of Quanterix generally, as provided by the Governing Documents, an indemnification agreement entered into by you and Quanterix and as set forth in any director and officer insurance that Quanterix may have and maintain from time to time.

This letter, together with the documents relating to your option grant, forms the complete and exclusive statement of our understanding with respect to your service on the Board.  The terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written.

Please sign and date this letter and return it to me to confirm the terms upon which you have been elected to the Board.

Very truly yours,

QUANTERIX CORPORATION

	By:	/s/Martin Madaus
Martin Madaus, Ph.D.
Executive Chairman of the Board

ACCEPTED AND AGREED:

/s/ Paul M. Meister
Paul M. Meister	Date